PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256262

Gaucho Group Holdings, Inc.

1,494,404 Shares

This prospectus relates to the resale of up to 1,494,404 shares of our common stock, par value $0.01 per share (the “Common Stock”), by Tumim Stone Capital LLC (Tumim Stone Capital). Tumim Stone Capital is also referred to in this prospectus as the selling stockholder. Gaucho Group Holdings, Inc. (the “Company”, “we”, “us”, or “our”) will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $50,000,000 from the sale of our Common Stock to the selling stockholder pursuant to that certain Common Stock Purchase Agreement dated May 6, 2021 (the “Purchase Agreement”), once the registration statement of which this prospectus is a part is declared effective.

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Tumim Stone Capital may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of Common Stock being registered pursuant to this prospectus.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution.”

Our Common Stock is presently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VINO.” On May 25, 2021, the last reported closing bid price of our Common Stock on the Nasdaq was $3.53 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2021

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GAUCHO
GROUP
HOLDINGS, INC.

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Proposed
NASDAQ symbol: VINO

A growing collection of experiential luxury assets driven by an e-commerce leather accessories and fashion brand, internationally acclaimed fine wines, with a foundation of hospitality and real estate holdings.

GAUCHO BUENOS AIRES | ALGODON MANSION BUENOS AIRES | ALGODON WINE ESTATES WELLNESS RESORT | ALGODON WINE ESTATES PRIVATE ESTANCIAS | ALGODON FINE WINES SAN RAFAEL, MENDOZA

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the selling stockholder have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this Offering are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “Gaucho Group Holdings,” “GGH,” the “Company,” “we,” “us” and “our” refer to Gaucho Group Holdings, Inc. and our subsidiaries. We have registered our name, logo and the trademarks “ALGODON®,” and “Gaucho – Buenos Aires™” in the United States. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Except as set forth above and solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be. Important factors that could cause such differences include, but are not limited to:

●	the uncertainties associated with the ongoing COVID-19 pandemic, including, but not limited to uncertainties surrounding the duration of the pandemic, government orders and travel restrictions, and the effect on the global economy and consumer spending.

●	the risks and additional expenses associated with international operations and operations in a country (Argentina) which has had significantly high inflation in the past;

●	the uncertainties raised by a fluid political situation and fundamental policy changes that could be affected by presidential elections;
●	the risks associated with a business that has never been profitable, whose business model has been restructured from time to time, and which continues to have and has significant working capital needs;

●	the possibility of external economic and political factors preventing or delaying the acquisition, development or expansion of real estate projects, or adversely affecting consumer interest in our real estate offerings;

●	changes in external market factors, as they relate to our emerging e-commerce business;

●	changes in the overall performance of the industries in which our various business units operate;

●	changes in business strategies that could be necessitated by market developments as well as economic and political considerations;

●	possible inability to execute the Company’s business strategies due to industry changes or general changes in the economy generally;

●	changes in productivity and reliability of third parties, counterparties, joint venturers, suppliers or contractors; and

●	the success of competitors and the emergence of new competitors.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on forward-looking statements contained in this prospectus.

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Structure and History

Gaucho Group Holdings, Inc. (“GGH” or the “Company”) is a publicly traded holding company that includes a growing collection of e-commerce retail platforms with a concentration on fine wines, olive oil, hospitality, luxury real estate, leather goods, ready-to-wear, fashion accessories, and luxury home items.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholding.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth pace of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com) and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gauchobuenosaires.com), these are the luxury brands in which Argentina finds its contemporary expression.

GGH seeks to grow its direct-to-consumer online products to global markets in the United States, Asia, the United Kingdom, Europe, and Argentina.

GGH’s goal is to become recognized as the LVMH (“Louis Vuitton Moët Hennessy”) of South America’s leading luxury brands. Through its wholly owned subsidiary Algodon Global Properties, LLC, GGH also owns and operates legacy investments in the boutique hotel, hospitality and luxury vineyard property markets. This includes a golf, tennis and wellness resort, as well as an award winning, wine production company concentrating on Malbecs and Malbec blends. Utilizing these wines as its ambassador, GGH seeks to further develop its legacy real estate, which includes developing residential vineyard lots located within its resort.

The Company’s senior management is based in New York City, and its local operations are managed in Buenos Aires and San Rafael, Argentina by professional staff with considerable e-commerce, wine, hotel, hospitality and resort experience.

The Company was incorporated on April 5, 1999 in the State of Delaware in the dot com era, and has pivoted from its origins as one of the earliest online private investment banking firms to its current mission and offerings. Effective March 11, 2019, the Company changed its name from Algodon Group, Inc. to Gaucho Group Holdings, Inc. to reflect its expanded growth strategy, progress, and transition to a diversified luxury goods company.

Our website is http://www.gauchoholdings.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

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The current corporate organizational structure of GGH and how we have operated substantially for the past year appears below.

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The remaining 21% of Gaucho Group, Inc. (“GGI”) is held by certain affiliates and outside investors who provided the startup capital for GGI, a majority of which are stockholders of GGH. See “Certain Relationships and Related Transactions” on page 28.

Recent Business Developments

●	Due to COVID-19, temporary closure of our hotel, restaurant, winery operations, and golf and tennis operations. Subsequent reopening of the Algodon Mansion as of November 11, 2020 and recently our winery and golf and tennis facilities with COVID-19 measures implemented.
●	Also due to COVID-19 restrictions on workers, construction on homes was temporarily halted from March to September but has resumed.
●	As of April 16, 2021, Argentina’s borders are closed to non-resident foreign nationals, subject to certain exceptions.
●	Reduced expenses by early termination of our office lease at 135 Fifth Avenue in New York City.
●	On May 6, 2020, entered into a PPP Loan from the SBA pursuant to the Paycheck Protection Program (“PPP”). On March 26, 2021, the SBA forgave the PPP Loan in full, however, the Company may be subject to tax on the forgiveness under state law.
●	In November 2020, hired a communications agency, Skoog Co., to provide exposure to all of our brands.
●	In December 2020, the independent members of our Board approved an extension to our President and CEO’s employment agreement to expire on June 30, 2021. Please see “Executive Compensation” for additional information.
●	In January 2021, Wine Enthusiast rated and reviewed our Algodon 2012 PIMA Red Blend Mendoza and awarded it 91 points.
●	On February 14, 2021, the Board approved a reverse stock split of common shares of the Company, par value of $0.01 per share, wherein each stockholder received one common share in exchange for each fifteen common shares previously held (the 15:1 reverse stock split, the “Reverse Split”).
●	On February 16, 2021, the Company effected its Reverse Stock Split and uplisted its shares to Nasdaq under the symbol “VINO,” with trading commencing on February 17, 2021.
●	On February 19, 2021, the Company sold and issued an aggregate of 1,333,334 shares of Common Stock and 1,533,333 warrants, for approximate gross proceeds of $8.0 million pursuant to a Form S-1 registration statement, before deducting underwriting discounts and commissions and estimated Offering expenses, and issued the representative of such underwriters a Common Stock purchase warrant exercisable for up to 15,333 shares of Common Stock.
●	On April 7, 2021, the Company paid a total of $58,001 to Mr. Mathis in connection with his voluntarily deferred compensation between March 13, 2020 and August 21, 2020.
●	On April 8, 2021, the Company’s subsidiary, Gaucho Group, Inc., entered into a seven-year lease for retail space located in Miami, Florida to sell its Gaucho – Buenos Aires™ products.

For a more thorough discussion of the Company’s business, see “Business” on page 24.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until:

●	the first to occur of the last day of the fiscal year (i) that follows February 19, 2026, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter; or

●	if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards until those standards apply to private companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

For additional information, see the section titled “Risk Factors — Risks of being an Emerging Growth Company — We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

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THE OFFERING

Issuer	Gaucho Group Holdings, Inc.

Common Stock offered by the selling stockholder

Up to 1,494,404 shares of our Common Stock, consisting of:

●     120,337 shares of our Common Stock issued to Tumim Stone Capital as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement (the “Commitment Shares”), and

●     up to 1,374,067 shares of Common Stock that we may sell to Tumim Stone Capital, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below.

Common Stock outstanding prior to this Offering	7,596,095 shares (as of May 14, 2021)

Common Stock outstanding immediately after this Offering	8,970,162 shares (as of May 14, 2021)

Nasdaq symbol	Our Common Stock is currently listed on Nasdaq under the symbol “VINO.”

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares of our Common Stock by the selling stockholder through this prospectus. However, we may receive gross proceeds of up to $50 million from the sale of our Common Stock to the selling stockholder under the Purchase Agreement. We will not receive any cash proceeds from the issuance of the Commitment Shares to Tumim Stone Capital under the Purchase Agreement. We intend to use any proceeds from the selling stockholder that we receive under the Purchase Agreement for working capital and general corporate purposes, which include, but are not limited to, inventory production and marketing for Gaucho Group, Inc., costs of this Offering, operating expenses and working capital. See “Use of Proceeds” on page 13 for more information.

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be prepared to lose your entire investment See “Risk Factors” beginning on page 10.

The above discussion excludes:

●	601,263 shares of Common Stock underlying options issued as of March 31, 2021 with a weighted average exercise price of $10.19 per share; and
●	2,824,840 shares of Common Stock underlying warrants issued as of March 31, 2021, with a weighted average exercise price of $5.92.

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THE TUMIM STONE CAPITAL TRANSACTION

On May 6, 2021, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Tumim Stone Capital LLC (“Tumim Stone Capital”). Pursuant to the Purchase Agreement, we have the right to sell to Tumim Stone Capital up to $50,000,000 (the “Total Commitment”) in shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the resale by Tumim Stone Capital of shares of Common Stock that we have issued and may issue to Tumim Stone Capital under the Purchase Agreement.

Upon the satisfaction of each of the conditions to our right to commence sales of our Common Stock to Tumim Stone Capital set forth in the Purchase Agreement (such event, the “Commencement”), including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 36-month period from and after the date of the Commencement (the “Commencement Date”), to direct Tumim Stone Capital to purchase up to a fixed maximum amount of shares of Common Stock as set forth in the Purchase Agreement (each, a “Fixed Purchase”), on any trading day, so long as, in addition to other requirements set forth in the Purchase Agreement, (i) the daily volume weighted average price for the Common Stock for such trading day is not the lowest daily volume weighted average price for the Common Stock during the 10-consecutive trading day period ending on and including such trading day (the “Fixed Purchase Valuation Period”), and (ii) the closing sale price of the Common Stock on such trading day is greater than each of (A) the specified threshold price for such Fixed Purchase set forth in the Purchase Agreement and (B) the arithmetic average of the 10-daily volume weighted average prices for the Common Stock during such Fixed Purchase Valuation Period for such Fixed Purchase.

In addition to Fixed Purchases, we will have the right, but not the obligation, from time to time at our sole discretion over the 36-month period from and after the Commencement Date, to direct Tumim Stone Capital to purchase additional amounts of our Common Stock as VWAP purchases under the Purchase Agreement (each, a “VWAP Purchase”), by delivering a VWAP Purchase notice on any trading day, so long as, in addition to other requirements set forth in the Purchase Agreement, the closing sale price of the Common Stock on the date we deliver such VWAP Purchase notice to Tumim Stone Capital is not less than the specified threshold price for such VWAP Purchase set forth in the Purchase Agreement. The Company may not deliver a Fixed Purchase notice for a Fixed Purchase and a VWAP Purchase notice for a VWAP Purchase to Tumim Stone Capital on the same trading day, and we may not deliver any Fixed Purchase notice or VWAP Purchase notice to Tumim Stone Capital, unless at least three trading days has elapsed since the date on which the most recent prior notice for a Fixed Purchase or VWAP Purchase was delivered by us to Tumim Stone Capital.

The purchase price of the shares of Common Stock that we elect to sell to Tumim Stone Capital pursuant to a Fixed Purchase under the Purchase Agreement will be determined by reference to the market prices of the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase as set forth in the Purchase Agreement, less a fixed 7% discount. The purchase price of the shares of Common Stock that we elect to sell to Tumim Stone Capital pursuant to a VWAP Purchase under the Purchase Agreement will be determined by reference to the lowest daily volume weighted average price of the Common Stock during the three consecutive trading day-period immediately following the date on which we timely deliver the applicable VWAP Purchase notice for such VWAP Purchase to Tumim Stone Capital (the “VWAP Purchase Valuation Period”) as set forth in the Purchase Agreement, less a fixed 5% discount. There is no upper limit on the price per share that Tumim Stone Capital could be obligated to pay for the Common Stock under the Purchase Agreement. The purchase price per share of Common Stock to be sold in a Fixed Purchase or a VWAP Purchase will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Fixed Purchase Valuation Period or the applicable VWAP Purchase Valuation Period, respectively, used to compute the purchase price per share for such purchase.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to Tumim Stone Capital. Actual sales of shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We may ultimately decide to sell to Tumim Stone Capital all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to Tumim Stone Capital under the Purchase Agreement more than 1,494,404 shares of our Common Stock (including the Commitment Shares), which number of shares equals 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of Common Stock to Tumim Stone Capital under the Purchase Agreement equals or exceeds $4.002, representing the lower of (i) the Nasdaq official closing price for the Common Stock immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for the Common Stock immediately preceding the execution of the Purchase Agreement, plus an incremental amount of $0.322, such that issuances and sales of Common Stock under the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

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The Purchase Agreement also prohibits us from directing Tumim Stone Capital to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Tumim Stone Capital beneficially owning more than 4.99% of the outstanding Common Stock (the “Beneficial Ownership Cap”).

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim Stone Capital. To the extent the Company sells shares under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for inventory production and marketing for Gaucho Group, Inc., costs of this transaction, operating expenses and for working capital and other general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, and as more specifically described in the section of this prospectus entitled “The Tumim Stone Capital Transaction.” Tumim Stone Capital has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate upon the earliest of (i) the expiration of the 36-month period following the Commencement Date, (ii) Tumim Stone Capital’s purchase of the Total Commitment worth of Common Stock, or (iii) the occurrence of certain other events set forth in the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Tumim Stone Capital. Neither the Company nor Tumim Stone Capital may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

As consideration for Tumim Stone Capital’s irrevocable commitment to purchase shares of Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company issued to Tumim Stone Capital 120,337 shares of Common Stock (the “Commitment Shares”). The Company has also agreed to reimburse Tumim Stone Capital for the fees and expenses of its counsel, up to a maximum of $35,000.

Kingswood Capital Markets, division of Benchmark Investments, Inc. (“Kingswood”), acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company will pay to Kingswood a cash placement fee equal to 8.0% of the amount of the Total Commitment actually paid by Tumim Stone Capital to the Company in connection with purchases of our Common Stock pursuant to Fixed Purchases and VWAP Purchases that we elect to make from time to time, in our sole discretion, if any, pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that we may elect to sell to Tumim Stone Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to Tumim Stone Capital under the Purchase Agreement, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of May 14, 2021, there were 7,596,095 shares of our Common Stock outstanding, of which 6,550,432 shares were held by non-affiliates, which include the 120,337 Commitment Shares we issued to Tumim Stone Capital upon execution of the Purchase Agreement, but excludes the 1,374,067 shares of Common Stock we may, in our sole discretion, sell to Tumim Stone Capital from time to time from and after the Commencement Date pursuant to the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our Common Stock to Tumim Stone Capital, only 1,494,404 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale under this prospectus, which includes the 120,337 Commitment Shares. If all of the 1,494,404 shares offered for resale by Tumim Stone Capital under this prospectus were issued and outstanding as of May 14, 2021, such shares would represent approximately 16.66% of the total number of shares of our Common Stock outstanding and approximately 22.8% of the total number of outstanding shares held by non-affiliates, in each case as of May 14, 2021.

If after the Commencement Date we elect to sell to Tumim Stone Capital all of the 1,374,067 shares of Common Stock (in addition to the 120,337 Commitment Shares) being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in Fixed Purchases and VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period for each Fixed Purchase and the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim Stone Capital under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $50,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim Stone Capital for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $4.002, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 1,494,404 shares of our Common Stock being registered for resale by Tumim Stone Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim Stone Capital is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Tumim Stone Capital under the Purchase Agreement.

The issuance of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Tumim Stone Capital under the Purchase Agreement. See “Risk Factors.”

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated statements of operations data for the fiscal years ended December 31, 2020 and December 31, 2019, and the summary consolidated balance sheet data as of December 31, 2020 and December 31, 2019, are derived from our audited financial statements incorporated by reference. The consolidated statement of operations data for the three months ended March 31, 2021 and 2020 and the summary consolidated balance sheet data as of March 31, 2021, are derived from our unaudited condensed consolidated financial statements incorporated by reference.

The summarized financial information presented below is derived from and should be read in conjunction with our audited consolidated financial statements and our unaudited consolidated financial statements incorporated by reference including the notes to those financial statements, both of which are incorporated by reference in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.

	March 31,	December 31,
	2021	2020	2019
Consolidated Balance Sheets Data:
Cash	$5,467,488	$134,536	$40,378
Total current assets	8,084,906	2,523,342	2,428,747
Total assets	11,460,086	5,970,536	5,920,360
Total current liabilities	2,935,100	5,096,441	5,737,953
Total liabilities	3,177,619	5,576,710	5,920,934
Total stockholders’ equity (deficiency)	8,282,467	(8,616,998)	(9,027,398)

	For the Three Months Ended		For the Years Ended
	March 31,		December 31,
	2021	2020	2020	2019
Statement of Operations:
Sales	$275,039	$296,986	$635,789	$1,284,437
Net loss	(1,140,360)	(1,295,492)	(5,781,683)	(6,956,815)

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Risk Factors

An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are the risks we have identified and which we currently deem material or predictable. We also may face additional risks and uncertainties not currently known to us, or which as of the date of this Annual Report we might not consider significant, which may adversely affect our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the price of our Common Stock could decline, and you may lose all or part of your investment.

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors, together with the additional risk factors incorporated by reference from Item 1A of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 and from Item 1A of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 17, 2021 (see “Incorporation of Certain Information by Reference”):

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

On May 6, 2021, we entered into the Purchase Agreement with Tumim Stone Capital, pursuant to which Tumim Stone Capital has committed to purchase up to $50,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Tumim Stone Capital at our discretion from time to time over a 36-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Tumim Stone Capital under the Purchase Agreement. Sales of our Common Stock, if any, to Tumim Stone Capital under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim Stone Capital all, some or none of the shares of our Common Stock that may be available for us to sell to Tumim Stone Capital pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that we may elect to sell to them under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Tumim Stone Capital under the Purchase Agreement, the purchase price per share that Tumim Stone Capital will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim Stone Capital under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our Common Stock to Tumim Stone Capital, only 1,494,404 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale by Tumim Stone Capital under this prospectus, consisting of (i) the 120,337 Commitment Shares that we previously issued to Tumim Stone Capital upon execution of the Purchase Agreement as consideration for its commitment to purchase our Common Stock under the Purchase Agreement and (ii) up to 1,374,067 shares of Common Stock that we may elect to sell to Tumim Stone Capital, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement. If after the Commencement Date we elect to sell to Tumim Stone Capital all of the 1,374,067 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in Fixed Purchases and VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period for each Fixed Purchase and the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

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If it becomes necessary for us to issue and sell to Tumim Stone Capital under the Purchase Agreement more than the 1,494,404 shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $50,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim Stone Capital for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $4.002, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 1,494,404 shares of our Common Stock being registered for resale by Tumim Stone Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim Stone Capital is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Tumim Stone Capital under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim Stone Capital. If and when we do elect to sell shares of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement, after Tumim Stone Capital has acquired such shares, Tumim Stone Capital may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim Stone Capital in this Offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim Stone Capital in this Offering as a result of future sales made by us to Tumim Stone Capital at prices lower than the prices such investors paid for their shares in this Offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

Subject to the terms and conditions of the Purchase Agreement, we may, at our discretion, direct Tumim Stone Capital to purchase up to $50,000,000 of shares of our Common Stock under the Purchase Agreement from time-to-time over a 36-month period beginning on the Commencement Date. Although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our Common Stock to Tumim Stone Capital, only 1,494,404 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale by Tumim Stone Capital under this prospectus, consisting of (i) the 120,337 Commitment Shares that we previously issued to Tumim Stone Capital upon execution of the Purchase Agreement as consideration for its commitment to purchase our Common Stock under the Purchase Agreement and (ii) up to 1,374,067 shares of Common Stock that we may elect to sell to Tumim Stone Capital, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement. The purchase price per share for the shares of Common Stock that we may elect to sell to Tumim Stone Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to Tumim Stone Capital, if any, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised in connection with those sales.

Assuming a purchase price of $4.05 per share (which represents the closing price of our Common Stock on Nasdaq on May 14, 2021), the purchase by Tumim Stone Capital of all of the 1,374,067 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in Fixed Purchases and VWAP Purchases under the Purchase Agreement from and after the Commencement Date would result in aggregate gross proceeds to us of approximately $5,564,971, which is substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement. After deducting our fees and expenses, including the 8% cash placement fee payable to Kingswood from such gross proceeds, the aggregate net proceeds to us from all of such purchases by Tumim Stone Capital would be approximately $5,119,774.

Accordingly, in order to receive aggregate gross proceeds equal to the $50,000,000 Total Commitment available to us under the Purchase Agreement, we would need to issue and sell to Tumim Stone Capital under the Purchase Agreement more than the 1,494,404 shares of our Common Stock that are being registered for resale under this prospectus, which would require us to first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim Stone Capital for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $4.002, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement.

The extent to which we rely on Tumim Stone Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim Stone Capital were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to Tumim Stone Capital all of the shares of Common Stock available for sale to Tumim Stone Capital under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

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Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Common Stock in the public market or the availability of shares for sale will have on the market price of our Common Stock. However, future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

Management will have broad discretion as to the use of the proceeds from the Offering, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the Offering to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

We face significant business disruption and related risks resulting from the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

We temporarily closed our hotel, restaurant, winery operations, and golf and tennis operations. On October 19, 2020, we re-opened our winery and golf and tennis facilities with COVID-19 measures implemented. Most recently, we reopened the Algodon Mansion as of November 11, 2020 with COVID-19 measures implemented. However, on March 15, 2020, the Argentine government announced the closing of its borders to foreigners. As of May 21, 2021, Argentina’s borders are closed to non-resident foreign nationals. Due to COVID-19 restrictions on workers, construction on homes was temporarily halted from March to September but has resumed. On May 21, 2021, the Argentine government announced a nine-day lockdown, and quarantine restrictions in several areas have been tightened until May 31, 2021.

The Company reduced expenses by negotiating an early termination of our office lease at 135 Fifth Avenue in New York City, and all employees and contractors are currently working from home. In addition, we are reviewing our labor needs to run the administrative side of the Company in New York.

Throughout the pandemic, we also experienced significant delays in product development, production, and shipping from our overseas manufacturing partners, many of whom have been on complete lockdown for the safety of their workers. Some of our manufacturing partners have even had to close permanently. Because of this, we are in the process of pursuing new vendors.

Due to the events stated above, it was necessary for us to reduce our email marketing efforts to our customer database, as we were not able to fulfill orders. This resulted in a significant reduction in our web traffic and sales.

Although the Company presently has enough cash on hand to sustain its operations on a month to month basis, we are continuing to explore opportunities with third parties and related parties to provide some or all of the capital that we need. However, if we are unable to obtain additional financing on a timely basis, we may have to delay vendor payments and/or initiate cost reductions, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately, we could be forced to discontinue our operations, liquidate assets and/or seek reorganization under the U.S. bankruptcy code.

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USE OF PROCEEDS

This prospectus relates to shares of Common Stock that may be offered and sold from time to time by Tumim Stone Capital. We will not receive any proceeds from the resale of shares of Common Stock by Tumim Stone Capital.

We may receive up to $50 million in gross proceeds pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement, less our fees and expenses, including the 8% cash placement fee payable to Kingswood, would be up to $45.6 million over an approximately 36-month period, assuming that we receive all $50 million in gross proceeds pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the selling stockholder that we receive under the Purchase Agreement for working capital and general corporate purposes, which include, but are not limited to, inventory production and marketing for Gaucho Group, Inc., costs of this Offering, operating expenses and working capital. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this Offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

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TUMIM STONE CAPITAL TRANSACTION

General

On May 6, 2021, we entered into the Purchase Agreement and the Registration Rights Agreement with Tumim Stone Capital. Pursuant to the Purchase Agreement, we have the right to sell to Tumim Stone Capital up to a Total Commitment of $50,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Tumim Stone Capital of shares of Common Stock that we have issued and may issue to Tumim Stone Capital under the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Tumim Stone Capital under the Purchase Agreement until the Commencement, which is the time when all of the conditions to our right to commence sales of our Common Stock to Tumim Stone Capital set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement, we will control the timing and amount of any sales of our Common Stock to Tumim Stone Capital. Actual sales of shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations.

The purchase price of the shares of Common Stock that we elect to sell to Tumim Stone Capital pursuant to a Fixed Purchase under the Purchase Agreement will be determined by reference to the market prices of the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase as set forth in the Purchase Agreement, less a fixed 7% discount, as described in greater detail below. The purchase price of the shares of Common Stock that we elect to sell to Tumim Stone Capital pursuant to a VWAP Purchase under the Purchase Agreement will be determined by reference to the lowest daily volume weighted average price of the Common Stock during the applicable VWAP Purchase Valuation Period, less a fixed 5% discount, as described in greater detail below. There is no upper limit on the price per share that Tumim Stone Capital could be obligated to pay for the Common Stock under the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to Tumim Stone Capital under the Purchase Agreement more than the Exchange Cap of 1,494,404 shares of our Common Stock (including the Commitment Shares), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average per share purchase price paid by Tumim Stone Capital for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $4.002, representing the lower of (i) the Nasdaq official closing price for the Common Stock immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for the Common Stock immediately preceding the execution of the Purchase Agreement, plus an incremental amount of $0.322, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Tumim Stone Capital to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Tumim Stone Capital beneficially owning more than the Beneficial Ownership Cap of 4.99% of the outstanding Common Stock.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that we may elect to sell to Tumim Stone Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period and applicable VWAP Purchase Valuation Period for each Fixed Purchase and VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to Tumim Stone Capital under the Purchase Agreement, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of May 14, 2021, there were 7,596,095 shares of our Common Stock outstanding, of which 6,550,432 shares were held by non-affiliates, which include the 120,337 Commitment Shares we issued to Tumim Stone Capital upon execution of the Purchase Agreement, but excludes the 1,374,067 shares of Common Stock we may, in our sole discretion, sell to Tumim Stone Capital from time to time from and after the Commencement Date pursuant to the Purchase Agreement. If all of the 1,494,404 shares offered for resale by Tumim Stone Capital under this prospectus were issued and outstanding as of May 14, 2021, such shares would represent approximately 16.66% of the total number of shares of our Common Stock outstanding and approximately 22.8% of the total number of outstanding shares held by non-affiliates, in each case as of May 14, 2021.

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The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim Stone Capital. To the extent the Company sells shares under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for inventory production and marketing for Gaucho Group, Inc., costs of this transaction, operating expenses and for working capital and other general corporate purposes.

The issuance of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company will pay to Kingswood a cash placement fee equal to 8.0% of the amount of the Total Commitment actually paid by Tumim Stone Capital to the Company in connection with purchases of our Common Stock pursuant to Fixed Purchases and VWAP Purchases that we elect to make from time to time, in our sole discretion, if any, pursuant to the Purchase Agreement.

As consideration for Tumim Stone Capital’s irrevocable commitment to purchase shares of Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company issued to Tumim Stone Capital 120,337 shares of Common Stock (the “Commitment Shares”). The Company has also agreed to reimburse Tumim Stone Capital for the fees and expenses of its counsel, up to a maximum of $35,000.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Neither the Company nor Tumim Stone Capital may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties

Purchase of Shares by Tumim Stone Capital

Fixed Purchases

Upon the terms and subject to the conditions set forth in the Purchase Agreement, we will have the right, but not the obligation, from time to time at our sole discretion over the 36-month period from and after the Commencement Date, to direct Tumim Stone Capital, by our timely delivery of a Fixed Purchase notice to Tumim Stone Capital on the applicable Fixed Purchase Date (as defined below), to purchase up to a fixed maximum amount of shares of Common Stock at the applicable fixed purchase price per share (each, a “Fixed Purchase”), on any trading day (each, a “Fixed Purchase Date”), so long as (in addition to the conditions described elsewhere in this prospectus):

●	the daily volume weighted average price for the Common Stock for such Fixed Purchase Date is not the lowest daily volume weighted average price for the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period);

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●	the closing sale price of the Common Stock on such Fixed Purchase Date is greater than each of (i) $1.00 (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement) and (ii) the arithmetic average of the 10-daily volume weighted average prices for the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period);

●	at least three trading days has elapsed between the applicable Fixed Purchase Date for such Fixed Purchase and the date on which the most recent prior Fixed Purchase notice or VWAP Purchase notice was delivered by us to Tumim Stone Capital (the Purchase Agreement also prohibits us from delivering a Fixed Purchase notice for a Fixed Purchase and a VWAP Purchase notice for a VWAP Purchase to Tumim Stone Capital on the same trading day); and

●	all shares of Common Stock subject to all prior Fixed Purchase notices and VWAP Purchase notices (as applicable) delivered by the Company to Tumim Stone Capital under the Purchase Agreement have theretofore been received by Tumim Stone Capital in electronic form as “DWAC Shares” (as such term is defined in the Purchase Agreement).

The maximum number of shares of Common Stock that Tumim Stone Capital is required to purchase in any single Fixed Purchase under the Purchase Agreement (the “Fixed Purchase Maximum Amount”) is equal to the lesser of:

●	100,000 shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement); and

●	100% of the lowest daily trading volume in the Common Stock on Nasdaq (or, in the event the Common Stock is then listed on an “Eligible Market” as defined under the Purchase Agreement, on such Eligible Market) during the applicable Fixed Purchase Valuation Period for such Fixed Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during such Fixed Purchase Valuation Period).

The purchase price per share of Common Stock to be purchased by Tumim Stone Capital in a Fixed Purchase (the “Fixed Purchase Price”) will be equal to 93% of the lower of:

●	the lowest sale price for our Common Stock on the applicable Fixed Purchase Date for such Fixed Purchase; and

●	the arithmetic average of the three lowest closing sale prices for the Common Stock during the applicable Fixed Purchase Valuation Period for such Fixed Purchase.

The Fixed Purchase Price to be paid by Tumim Stone Capital in a Fixed Purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Fixed Purchase Valuation Period used to compute the applicable Fixed Purchase Price for such Fixed Purchase.

The payment for, against simultaneous delivery of, shares in respect of each Fixed Purchase under the Purchase Agreement will be settled on the trading day immediately following the applicable Fixed Purchase Date for such Fixed Purchase, as set forth in the Purchase Agreement.

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VWAP Purchase

Upon the terms and subject to the conditions set forth in the Purchase Agreement, in addition to Fixed Purchases under the Purchase Agreement as described above, we will also have the right, but not the obligation, from time to time at our sole discretion over the 36-month period from and after the Commencement Date, to direct Tumim Stone Capital to purchase up to a fixed maximum amount of shares of Common Stock at the applicable purchase price per share to be calculated on the trading day immediately following the applicable VWAP Purchase Valuation Period (the “VWAP Purchase Date”) in accordance with the Purchase Agreement (each, a “VWAP Purchase”), by our timely delivery of a VWAP Purchase notice to Tumim Stone Capital on the trading day immediately prior to the applicable VWAP Purchase Valuation Period (each, a “VWAP Purchase Exercise Date”), so long as (in addition to the conditions described elsewhere in this prospectus):

●	the closing sale price of the Common Stock on such VWAP Purchase Exercise Date is equal to or greater than $1.00 (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement);

●	at least three trading days has elapsed between the applicable VWAP Purchase Exercise Date for such VWAP Purchase and the date on which the most recent prior Fixed Purchase notice or VWAP Purchase notice was delivered by us to Tumim Stone Capital (the Purchase Agreement also prohibits us from delivering a VWAP Purchase notice for a VWAP Purchase and a Fixed Purchase notice for a Fixed Purchase to Tumim Stone Capital on the same trading day); and

●	all shares of Common Stock subject to all prior Fixed Purchase notices and VWAP Purchase notices (as applicable) delivered by the Company to Tumim Stone Capital under the Purchase Agreement have theretofore been received by Tumim Stone Capital in electronic form as DWAC Shares.

The maximum number of shares of Common Stock that Tumim Stone Capital is required to purchase in any single VWAP Purchase under the Purchase Agreement (the “VWAP Purchase Maximum Amount”) is equal to the lesser of:

●	300% of the Fixed Purchase Maximum Amount that would be applicable to a Fixed Purchase for which the applicable Fixed Purchase Date is the same trading day as the applicable VWAP Purchase Exercise Date for such VWAP Purchase, assuming for purposes of this calculation that the Purchase Agreement did not preclude us from delivering a Fixed Purchase notice to Tumim Stone Capital on the same trading day that we delivered a VWAP Purchase notice (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period for such VWAP Purchase); and

●	100% of the daily trading volume in the Common Stock on Nasdaq (or, in the event the Common Stock is then listed on an “Eligible Market” as defined under the Purchase Agreement, on such Eligible Market) on the applicable VWAP Purchase Exercise Date for such VWAP Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period for such VWAP Purchase).

The purchase price per share of Common Stock to be purchased by Tumim Stone Capital in a VWAP Purchase (the “VWAP Purchase Price”) will be equal to 95% of the lowest daily volume weighted average price of the Common Stock during the applicable VWAP Purchase Valuation Period. At or prior to 9:30 a.m., New York City time, on the applicable VWAP Purchase Date immediately following the applicable VWAP Purchase Valuation Period for such VWAP Purchase, Tumim Stone Capital will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price (both on a per share basis and the total aggregate VWAP Purchase Price) to be paid by Tumim Stone Capital for the shares of Common Stock purchased by Tumim Stone Capital in such VWAP Purchase.

The VWAP Purchase Price to be paid by Tumim Stone Capital in a VWAP Purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period used to compute the applicable VWAP Purchase Price for such VWAP Purchase.

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The payment for, against simultaneous delivery of, shares in respect of each VWAP Purchase under the Purchase Agreement will be settled on the applicable VWAP Purchase Date immediately following the applicable VWAP Purchase Valuation Period for such VWAP Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and For Delivery of Fixed Purchase Notices and VWAP Purchase Notices

Our right to deliver Fixed Purchase notices and VWAP Purchase notices to Tumim Stone Capital under the Purchase Agreement, and Tumim Stone Capital’s obligation to accept Fixed Purchase notices and VWAP Purchase notices delivered by us under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, on the applicable Fixed Purchase Date for each Fixed Purchase and on the applicable VWAP Purchase Exercise Date for each VWAP Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Tumim Stone Capital’s control, which conditions including the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Tumim Stone Capital under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Tumim Stone Capital being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Tumim Stone Capital under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Tumim Stone Capital under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

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●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

●	trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on The Nasdaq Capital Market (or if the Common Stock is not then listed on The Nasdaq Capital Market, on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by Tumim Stone Capital of the opinions, bring-down opinions and negative assurances from outside counsel to the Company in the forms mutually agreed to by the Company and Tumim Stone Capital prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 36-month anniversary of the Commencement Date;

●	the date on which Tumim Stone Capital shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to its $50,000,000 Total Commitment under the Purchase Agreement;

●	the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other Eligible Market; and

●	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

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We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Tumim Stone Capital. We and Tumim Stone Capital may also terminate the Purchase Agreement at any time by mutual written consent.

Tumim Stone Capital also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Company;

●	our failure to file with the SEC, or the SEC’s failure to declare effective, the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Tumim Stone Capital for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 tranding days in any 365-day period, other than due to acts of Tumim Stone Capital; or

●	trading in the Common Stock on The Nasdaq Capital Market (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by Tumim Stone Capital will become effective prior to the first Trading Day immediately following the applicable settlement date related to any pending Fixed Purchase or any pending VWAP Purchase (as applicable) that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Fixed Purchase or any pending VWAP Purchase (as applicable), and both we and Tumim Stone Capital have agreed to complete our respective obligations with respect to any such pending Fixed Purchase or any pending VWAP Purchase (as applicable) under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Tumim Stone Capital

Tumim Stone Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified variable rate transactions during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance.

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Effect of Performance of the Purchase Agreement on our Stockholders

All shares of Common Stock that have been or may be issued or sold by us to Tumim Stone Capital under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim Stone Capital in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering (excluding the 120,337 Commitment Shares we already issued to Tumim Stone Capital) may be issued and sold by us to Tumim Stone Capital from time to time at our discretion over a period of up to 36 months commencing on the Commencement Date. The resale by Tumim Stone Capital of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Tumim Stone Capital under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim Stone Capital all, some or none of the shares of our Common Stock that may be available for us to sell to Tumim Stone Capital pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement, after Tumim Stone Capital has acquired such shares, Tumim Stone Capital may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim Stone Capital in this Offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim Stone Capital in this Offering as a result of future sales made by us to Tumim Stone Capital at prices lower than the prices such investors paid for their shares in this Offering. In addition, if we sell a substantial number of shares to Tumim Stone Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim Stone Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our Common Stock to Tumim Stone Capital, only 1,494,404 shares of our Common Stock (representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale under this prospectus, which includes the 120,337 Commitment Shares. If after the Commencement Date we elect to sell to Tumim Stone Capital all of the 1,374,067 shares of Common Stock (in addition to the 120,337 Commitment Shares) being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in Fixed Purchases and VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Fixed Purchase Valuation Period for each Fixed Purchase and the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim Stone Capital under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $50,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim Stone Capital for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $4.002, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 1,494,404 shares of our Common Stock being registered for resale by Tumim Stone Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim Stone Capital is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Tumim Stone Capital under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim Stone Capital from our sale of shares of Common Stock to Tumim Stone Capital under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim Stone Capital (2)	Gross Proceeds from the Sale of Shares to Tumim Under the Purchase Agreement
$1.00		1,374,067	16.66%	$1,374,067
$2.00		1,374,067	16.66%	$2,748,134
$3.00		1,374,067	16.66%	$4,122,201
$4.00		1,374,067	16.66%	$5,496,268
$4.05	(3)	1,374,067	16.66%	$5,688,637
$5.00		1,374,067	16.66%	$6,870,335
$6.00		1,374,067	16.66%	$8,244,402

(1) Although the Purchase Agreement provides that we may sell up to $50,000,000 of our Common Stock to Tumim Stone Capital, we are only registering 1,494,404 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to Tumim Stone Capital under the Purchase Agreement. We will not issue more than an aggregate of 1,494,404 shares of our Common Stock unless otherwise approved by our board of directors. The number of registered shares to be issued as set forth in this column (i) gives effect to the Exchange Cap (ii) is without regard for the Beneficial Ownership Cap; and (iii) excludes the Commitment Shares.

(2) The denominator is based on 7,596,095 shares outstanding as of May 14, 2021 adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Tumim, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this Offering) at the corresponding assumed average purchase price set forth in the first column.

(3) The closing sale price of our Common Stock on May 14, 2021.

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SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by Tumim Stone Capital of any or all of the shares of Common Stock that may be issued by us to Tumim Stone Capital under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “Tumim Stone Capital Committed Equity Financing” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim Stone Capital on May 6, 2021 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Tumim Stone Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means Tumim Stone Capital, LLC.

The table below presents information regarding the selling stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of May 14, 2021. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this Offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the selling stockholder prior to the Offering shown in the table below is based on an aggregate of 7,596,095 shares of our Common Stock outstanding on May 14, 2021. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, and on each VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Tumim Stone Capital LLC(4)	380,337	4.86%	1,494,404	260,000	2.82%

(1) Consists of (i) the 120,337 shares of Common Stock we issued to Tumim Stone Capital on May 6, 2021 as Commitment Shares in consideration for entering into the Purchase Agreement with us; (ii) 25,000 shares of Common Stock acquired by 3i, LP, the sole member of Tumim Stone Capital, in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which shares are being registered for resale under this prospectus; and (iii) up to 235,000 shares of Common Stock underlying warrants held by 3i, LP, representing the shares underlying such warrants that may be issued to Tumim Stone Capital as of the date of this prospectus upon exercise of such warrants (at a price of $6.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that Tumim Stone Capital may be required to purchase from us under the Purchase Agreement, because the issuance of such shares to Tumim Stone Capital is solely at our discretion and is subject to a number of conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim Stone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchases and VWAP Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim Stone Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital, would cause Tumim Stone Capital’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling more than 1,494,404 shares of our Common Stock under the Purchase Agreement without obtaining stockholder approval to issue additional shares in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Tumim Stone Capital for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $4.002, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules.

(2) Applicable percentage ownership is based on 7,596,095 shares of our Common Stock outstanding as of May 14, 2021 and based on 8,970,162 shares of our Common Stock outstanding after the Offering.

(3) Assumes the sale of all shares being offered pursuant to this prospectus, which includes the 120,337 Commitment Shares.

(4) The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and directly or indirectly by 3i Management, LLC and 3i, LP, and the foregoing should not be construed in and of itself as an admission by Tumim Stone Capital LLC as to beneficial ownership of the securities beneficially owned directly by 3i, LP.

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PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the selling stockholder, Tumim Stone Capital. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the ordinary shares;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Tumim Stone Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Tumim Stone Capital has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim Stone Capital has informed us that each such broker-dealer will receive commissions from Tumim Stone Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have issued to Tumim Stone Capital 120,337 shares of our Common Stock as Commitment Shares. We also have agreed to reimburse Tumim Stone Capital for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, in an amount not to exceed $35,000.

We also have agreed to indemnify Tumim Stone Capital and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim Stone Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim Stone Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company will pay to Kingswood a cash placement fee equal to 8.0% of the amount of the Total Commitment actually paid by Tumim Stone Capital to the Company in connection with purchases of our Common Stock pursuant to Fixed Purchases and VWAP Purchases that we elect to make from time to time, in our sole discretion, if any, pursuant to the Purchase Agreement.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the selling stockholder.

We estimate that the total expenses for the Offering, excluding the cash placement fee payable to Kingswood, will be approximately $400,000.

Tumim Stone Capital has represented to us that at no time prior to the date of the Purchase Agreement has Tumim Stone Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Tumim Stone Capital has agreed that during the term of the Purchase Agreement, neither Tumim Stone Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This Offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is currently listed on Nasdaq under the symbol “VINO”.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 and from Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 17, 2021 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Certificate of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”). Please also see “Effect of Certain Provisions of our Bylaws” below.

Capital Stock

The Company has two classes of stock: common and preferred. The Company’s Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of Common Stock, par value $0.01 per share, and 11,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of May 14, 2021, there were 7,599,464 shares of Common Stock issued and 7,596,095 shares of Common Stock outstanding. 3,369 shares of our Common Stock that are held by the Company in treasury are the result of the redemption of WOW Group membership interests and indirectly, GGH’s shares. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at a meeting of stockholders. The holders are not entitled to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

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Each share of Common Stock has equal and identical rights to every other share for purposes of dividends, liquidation preferences, voting rights and any other attributes of the Company’s Common Stock. No voting trusts or any other arrangement for preferential voting exist among any of the stockholders, and there are no restrictions in the articles of incorporation, or bylaws precluding issuance of further Common Stock or requiring any liquidation preferences, voting rights or dividend priorities with respect to this class of stock.

All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company’s board of directors out of the funds legally available. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends on its shares of Common Stock since its inception and presently anticipates that no dividends on such shares will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company’s board of directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

Holders of Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity securities of the Company after satisfaction of all liabilities.

Preferred Stock

As of May 14, 2021, the Company has authorized 11,000,000 shares of preferred stock, with 10,097,330 shares designated as Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred”), and 902,670 shares designated as Series B Preferred Stock. The Board of Directors has the ability to issue blank check preferred stock under the Certificate of Incorporation.

As of May 14, 2021, there were no shares issued and outstanding of Series A Preferred and no shares issued and outstanding shares of Series B Preferred Stock.

Warrants

On February 19, 2021, as of part of the public offering and uplist to Nasdaq, the Company issued 1,533,333 Common Stock purchase warrants as part of the units. Each warrant has an exercise price equal to $6.00. The warrants are immediately exercisable and will expire on the eighteen-month anniversary of the original issuance date. The warrants may be exercised only for a whole number of shares of our Common Stock, and no fractional shares will be issued upon exercise of the warrants.

Outstanding Stock Options and Warrants

As of March 31, 2021, there were options to acquire a total of 601,263 shares of Common Stock granted pursuant to our 2016 and 2018 equity incentive plans at a weighted-average exercise price of $10.19, of which 285,918 shares of our Common Stock are currently issuable upon exercise of outstanding stock options at a weighted-average exercise price of $12.74 per share, and there were warrants to acquire a total of 2,824,840 shares of our Common Stock of which 2,809,507 shares of our Common Stock are currently issuable upon exercise, at a weighted-average exercise price of $5.91.

Effect of Certain Provisions of our Bylaws

Our Bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise.

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Our Bylaws provide for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. This method of electing directors makes changes in the composition of the Board of Directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. A classified board of directors is designed to assure continuity and stability in a board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with our Company and be familiar with our business and operations.

The classified board structure may increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of our Board of Directors, even if the takeover bidder were to acquire a majority of the voting power of our outstanding Common Stock. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company. Thus, a classified Board of Directors could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, a classified Board of Directors will make it more difficult for stockholders to change the majority composition of our Board of Directors, even if our stockholders believe such a change would be beneficial. Because a classified Board of Directors will make the removal or replacement of directors more difficult, it will increase the directors’ security in their positions, and could be viewed as tending to perpetuate incumbent management.

Since the creation of a classified Board of Directors will increase the amount of time required for a hostile bidder to acquire control of our Company, the existence of a classified board of directors could tend to discourage certain tender offers which stockholders might feel would be in their best interest. However, our Board of Directors believes that forcing potential bidders to negotiate with our Board of Directors for a change of control transaction will allow our Board of Directors to better maximize stockholder value in any change of control transaction.

Our bylaws also provide that, unless we consent in writing to an alternative forum, the federal and state courts of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject the court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual or special meeting, stockholders may only consider proposals or nominations (i) specified in the notice of meeting; (ii) brought before the meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the meeting by any stockholder who is a stockholder of record on the date of the giving of the notice and on the record date of the meeting and who complies with the notice procedures set forth in our bylaws. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. These provisions can discourage certain coercive and inadequate takeover bids of the Company by requiring those seeking control of the Company to negotiate with the Board of Directors first. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder (one who owns 15% or more of the Company’s outstanding voting stock) for a period of three years following the date the person became an interested stockholder unless:

●	Before the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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●	On completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced with the total number of shares outstanding calculated when the transaction commenced (excluding certain shares owned by officers or directors or under employee stock plans); or

●	At or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our Board of Directors does not approve in advance and could result in making it more difficult to accomplish transactions that our stockholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our Common Stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is: 1 State Street, 30th Floor, New York, New York 10004-1561. Shares of our Common Stock offered hereby will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our Common Stock is currently listed on Nasdaq under the symbol “VINO”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 (see “Incorporation of Certain Information by Reference”).

Legal Proceedings

The description of our legal proceedings is incorporated by reference from Part II, Item 1 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 17, 2021 (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from Part III, Item 10 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from Part III, Item 12 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from Part III, Item 13 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2021 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon by Burns, Figa & Will, P.C.

EXPERTS

The consolidated financial statements of Gaucho Group Holdings, Inc. as of December 31, 2020 and 2019, and for each of the years then ended, have been incorporated by reference from our Annual Report on Form 10-K as filed with the SEC on April 12, 2021, in reliance upon the report of Marcum LLP, independent registered public accounting firm. Such report is incorporated by reference upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, http://www.gauchoholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the Common Stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Common Stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the shares under this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on April 12, 2021, which contains audited financial statements of the Company for the fiscal years ended December 31, 2020 and 2019
●	Our Quarterly Report on Form 10-Q filed with the SEC on May 17, 2021
●	Our Current Reports on Form 8-K filed with the SEC on May 11, 2021, May 7, 2021, May 3, 2021, March 2, 2021, February 22, 2021, February 18, 2021, and February 17, 2021

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, http://www.gauchoholdings.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company’s Corporate Secretary, Gaucho Group Holdings, Inc., c/o Burns Figa & Will PC, Attn: Victoria Bantz, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111 or to mechevarria@gauchoholdings.com, or an oral request by calling the Company’s Corporate Secretary at (212) 735-7688. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

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PROSPECTUS

Gaucho Group Holdings, Inc.

Offering of 1,494,404 shares

May 25, 2021